Exhibit 4.1

CONVERTIBLE PROMISSORY NOTE

Effective Date: June 21, 2024	U.S.$1,360,000.00

FOR VALUE RECEIVED, Ostin Technology Group Co., Ltd., a Cayman Islands exempted company (“Borrower”), promises to pay to Streeterville Capital, LLC, a Utah limited liability company, or its successors or assigns (“Lender”), $1,360,000.00 and any interest, fees, charges, and late fees accrued hereunder on the date that is twelve (12) months after the Purchase Price Date (the “Maturity Date”) in accordance with the terms set forth herein and to pay interest on the Outstanding Balance at the rate of seven percent (7%) per annum simple interest from the Purchase Price Date until the same is paid in full. All interest calculations hereunder shall be computed on the basis of a 360-day year comprised of twelve (12) thirty (30) day months and shall be payable in accordance with the terms of this Note. This Convertible Promissory Note (this “Note”) is issued and made effective as of the date set forth above (the “Effective Date”). This Note is issued pursuant to that certain Securities Purchase Agreement dated June 21, 2024, as the same may be amended from time to time, by and between Borrower and Lender (the “Purchase Agreement”). Certain capitalized terms used herein are defined in Attachment 1 attached hereto and incorporated herein by this reference.

This Note carries an OID of $100,000.00. In addition, Borrower agrees to pay $10,000.00 to Lender to cover Lender’s legal fees, accounting costs, due diligence, monitoring and other transaction costs incurred in connection with the purchase and sale of this Note (the “Transaction Expense Amount”). The OID and the Transaction Expense Amount are included in the initial principal balance of this Note and are deemed to be fully earned and non-refundable as of the Purchase Price Date. The purchase price for this Note shall be $1,250,000.00 (the “Purchase Price”), computed as follows: $1,360,000.00 original principal balance, less the OID, less the Transaction Expense Amount. The Purchase Price shall be payable by Lender by wire transfer in immediately available funds.

1. Payment; Prepayment.

1.1. Payment. All payments owing hereunder shall be in lawful money of the United States of America or Conversion Shares (as defined below), as provided for herein, and delivered to Lender at the address or bank account furnished to Borrower for that purpose. All payments shall be applied first to (a) costs of collection, if any, then to (b) fees and charges, if any, then to (c) accrued and unpaid interest, and thereafter, to (d) principal.

1.2. Prepayment. Borrower shall have the right to prepay all or any portion of the Outstanding Balance earlier than it is due (less such portion of the Outstanding Balance for which Borrower has received a Redemption Notice (as defined below) from Lender where the applicable Conversion Shares have not yet been issued); provided that in the event Borrower elects to prepay all or any portion of the Outstanding Balance, it shall pay to Lender in cash 120% of the portion of the Outstanding Balance Borrower elects to prepay. Early payments will not, unless agreed to by Lender in writing, relieve Borrower of Borrower’s remaining obligations hereunder until such time as the Outstanding Balance is paid in full.

2. Security. This Note is unsecured.

3. Borrower Redemptions.

3.1. Redemption Conversion Price. Subject to the adjustments set forth herein, the conversion price for each Redemption Conversion shall be the Redemption Conversion Price.

3.2. Redemption Conversions. Beginning on the Purchase Price Date (the “Redemption Start Date”) and continuing thereafter until this Note is repaid in full, Lender shall have the right, exercisable at any time in its sole and absolute discretion, to redeem all or any portion of the Note up to the Maximum Monthly Redemption Amount (such amount, the “Redemption Amount”) per calendar month by providing Borrower with a notice substantially in the form attached hereto as Exhibit A (each, a “Redemption Notice”, and each date on which Lender delivers a Redemption Notice, a “Redemption Date”). For the avoidance of doubt, Lender may submit to Borrower one (1) or more Redemption Notices in any given calendar month so long as the aggregate amount being redeemed in such month does not exceed the Maximum Monthly Redemption Amount. Payments of each Redemption Amount may be made, at the Borrower’s election but subject to the timeframe set forth in Section 3.3, (a) in cash, or (b) by converting such Redemption Amount into Class A ordinary shares (the “Ordinary Shares”) (each, a “Redemption Conversion”) per the following formula: the portion of the applicable Redemption Amount being converted divided by the Redemption Conversion Price (the “Conversion Shares”), or (c) by any combination of the foregoing, so long as the cash is delivered to Lender on the third (3rd) Trading Day immediately following the applicable Redemption Date and the Redemption Conversion Shares are delivered to Lender on or before the applicable Delivery Date (as defined below). Notwithstanding the foregoing, Borrower will not be entitled to elect a Redemption Conversion with respect to any portion of any applicable Redemption Amount and shall be required to pay the Redemption Amount in cash, if (a) on the applicable Redemption Date there is an Equity Conditions Failure, and such failure is not waived in writing by Lender, or (b) the Redemption Conversion Price is below the Floor Price. Notwithstanding that failure to repay this Note in full by the Maturity Date is an Event of Default (as defined below), the Redemption Dates shall continue after the Maturity Date pursuant to this Section 3.2 until the Outstanding Balance is repaid in full. At the end of each calendar month following the Redemption Start Date, if the aggregate Redemption Amount paid in such month is less than the Minimum Monthly Amortization Amount, then by the fifth (5th) day of the following month, Borrower must pay in cash to Lender the difference between the Minimum Monthly Amortization Amount and the aggregate Redemption Amount paid for the applicable month.

3.3. Allocation of Redemption Amounts. Following its receipt of a Redemption Notice, Borrower may either ratify Lender’s proposed allocation in the applicable Redemption Notice or elect to change the allocation by written notice to Lender by email or fax within twenty-four (24) hours of its receipt of such Redemption Notice, so long as the sum of the cash payments and the amount of Redemption Conversions equal the applicable Redemption Amount. If Borrower fails to notify Lender of its election to change the allocation prior to the deadline set forth in the previous sentence, it shall be deemed to have ratified and accepted the allocation set forth in the applicable Redemption Notice prepared by Lender. Borrower acknowledges and agrees that the amounts and calculations set forth thereon are subject to correction or adjustment because of error, mistake, or any adjustment resulting from an Event of Default or other adjustment permitted under the Transaction Documents (an “Adjustment”). Furthermore, no error or mistake in the preparation of such notices, or failure to apply any Adjustment that could have been applied prior to the preparation of a Redemption Notice may be deemed a waiver of Lender’s right to enforce the terms of any Note, even if such error, mistake, or failure to include an Adjustment arises from Lender’s own calculation. Borrower shall deliver the Redemption Conversion Shares from any Redemption Conversion to Lender in accordance with Section 7 below on or before each applicable Delivery Date.

4. Trigger Events, Defaults and Remedies.

4.1. Trigger Events. The following are trigger events under this Note (each, a “Trigger Event”): (a) Borrower fails to pay any principal, interest, fees, charges, or any other amount when due and payable hereunder; (b) a receiver, trustee or other similar official shall be appointed over Borrower or a material part of its assets and such appointment shall remain uncontested for twenty (20) days or shall not be dismissed or discharged within sixty (60) days; (c) Borrower becomes insolvent or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any; (d) Borrower makes a general assignment for the benefit of creditors; (e) Borrower files a petition for relief under any bankruptcy, insolvency or similar law (domestic or foreign); (f) an involuntary bankruptcy proceeding is commenced or filed against Borrower; (g) the occurrence of a Fundamental Transaction without Lender’s prior written consent, provided, however, that no consent will be required if the Note is paid in full in connection with such Fundamental Transaction; (h) Borrower fails to timely establish and maintain the Share Reserve (as defined in the Purchase Agreement); (i) Borrower fails to observe or perform any covenant set forth in Section 4 of the Purchase Agreement; (j) at any time during the period beginning on the Purchase Price Date and ending on the date that is six (6) months from the Purchase Price Date, Borrower fails to maintain an effective registration statement pursuant to which Lender is authorized to sell registered Conversion Shares; (k) Borrower fails to deliver any Conversion Shares in accordance with the terms hereof; (l) Borrower defaults or otherwise fails to observe or perform any covenant, obligation, condition or agreement of Borrower contained herein or in any other Transaction Document (as defined in the Purchase Agreement) in any material respect, other than those specifically set forth in this Section 4.1 and Section 4 of the Purchase Agreement; (m) any representation, warranty or other statement made or furnished by or on behalf of Borrower to Lender herein, in any Transaction Document, or otherwise in connection with the issuance of this Note is false, incorrect, incomplete or misleading in any material respect when made or furnished; (n) Borrower effectuates a reverse split of its Ordinary Shares without twenty (20) Trading Days prior written notice to Lender, other than a reverse split of the Ordinary Shares to maintain compliance with the minimum bid price requirements of Nasdaq or other principal market; (o) any money judgment, writ or similar process is entered against Borrower or any subsidiary of Borrower or any of its property or other assets for more than $500,000.00, and shall remain unvacated, unbonded or unstayed for a period of twenty (20) calendar days unless otherwise consented to by Lender; (p) Borrower fails to be DWAC Eligible; or (q) Borrower or any subsidiary of Borrower, breaches any covenant or other term or condition contained in any Other Agreements in any material respect.

4.2. Trigger Event Remedies. At any time following the occurrence of any Trigger Event, Lender may, at its option, increase the Outstanding Balance by applying the Trigger Effect (subject to the limitation set forth below).

4.3. Defaults. At any time following the occurrence of a Trigger Event, Lender may, at its option, send written notice to Borrower demanding that Borrower cure the Trigger Event within five (5) Trading Days following the date of transmission of such written notice by Lender. If Borrower fails to cure the Trigger Event within the required five (5) Trading Day cure period, the Trigger Event will automatically become an event of default hereunder (each, an “Event of Default”).

4.4. Default Remedies. At any time and from time to time following the occurrence of any Event of Default, Lender may accelerate this Note by written notice to Borrower, with the Outstanding Balance becoming immediately due and payable in cash at the Mandatory Default Amount. Notwithstanding the foregoing, upon the occurrence of any Trigger Event described in clauses (b) – (f) of Section 4.1, an Event of Default will be deemed to have occurred and the Outstanding Balance as of the date of the occurrence of such Trigger Event shall become immediately and automatically due and payable in cash at the Mandatory Default Amount, without any written notice required by Lender for the Trigger Event to become an Event of Default. At any time following the occurrence of any Event of Default, upon written notice given by Lender to Borrower, interest shall accrue on the Outstanding Balance beginning on the date the applicable Event of Default occurred at an interest rate equal to the lesser of twenty-two percent (22%) per annum simple interest or the maximum rate permitted under applicable law (“Default Interest”). For the avoidance of doubt, Lender may continue making Redemption Conversions at any time following an Event of Default until such time as the Outstanding Balance is paid in full, subject to the Maximum Monthly Redemption Amount and Section 9 (Ownership Limitation) hereof. In connection with acceleration described herein, Lender need not provide, and Borrower hereby waives, any presentment, demand, protest or other notice of any kind, and Lender may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such acceleration may be rescinded and annulled by Lender at any time prior to payment hereunder and Lender shall have all rights as a holder of the Note until such time, if any, as Lender receives full payment. No such rescission or annulment shall affect any subsequent Trigger Event or Event of Default or impair any right consequent thereon. Nothing herein shall limit Lender’s right to pursue any other remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to Borrower’s failure to timely deliver Conversion Shares upon Conversion of the Note as required pursuant to the terms hereof.

5. Unconditional Obligation; No Offset. Borrower acknowledges that this Note is an unconditional, valid, binding and enforceable obligation of Borrower not subject to offset, deduction or counterclaim of any kind. Borrower hereby waives any rights of offset it now has or may have hereafter against Lender, its successors and assigns, and agrees to make the payments or Conversions called for herein in accordance with the terms of this Note.

6. Waiver. No waiver of any provision of this Note shall be effective unless it is in the form of a writing signed by the party granting the waiver. No waiver of any provision or consent to any prohibited action shall constitute a waiver of any other provision or consent to any other prohibited action, whether or not similar. No waiver or consent shall constitute a continuing waiver or consent or commit a party to provide a waiver or consent in the future except to the extent specifically set forth in writing.

7. Method of Conversion Share Delivery. On or before the close of business on the third (3rd) Trading Day following each Redemption Date (the “Delivery Date”), Borrower shall, provided it is DWAC Eligible at such time and such Conversion Shares are eligible for delivery via DWAC, deliver or cause its transfer agent to deliver the applicable Conversion Shares electronically via DWAC to the account designated by Lender in the applicable Redemption Notice and to update the register of members of the Borrower; provided that on up to three (3) occasions while this Note is outstanding, the Delivery Date may be the seventh (7th) Trading Day following a Redemption Date. If Borrower is not DWAC Eligible or such Conversion Shares are not eligible for delivery via DWAC, it shall deliver to Lender or its broker (as designated in the Redemption Notice), via reputable overnight courier, a certificate representing the number of Ordinary Shares equal to the number of Conversion Shares to which Lender shall be entitled, registered in the name of Lender or its designee in the register of members of the Borrower. For the avoidance of doubt, Borrower has not met its obligation to deliver Conversion Shares by the Delivery Date unless Lender or its broker, as applicable, has actually received the certificate representing the applicable Conversion Shares no later than the close of business on the relevant Delivery Date pursuant to the terms set forth above. Moreover, and notwithstanding anything to the contrary herein or in any other Transaction Document, in the event Borrower or its transfer agent refuses to deliver any Conversion Shares without a restrictive securities legend to Lender on grounds that such issuance is in violation of Rule 144 under the Securities Act of 1933, as amended (“Rule 144”), Borrower shall deliver or cause its transfer agent to deliver the applicable Conversion Shares to Lender with a restricted securities legend, but otherwise in accordance with the provisions of this Section 7. In conjunction therewith, Borrower will also deliver to Lender a written explanation from its counsel or its transfer agent’s counsel opining as to why the issuance of the applicable Conversion Shares violates Rule 144.

8. Conversion Delays. If Borrower fails to deliver Conversion Shares in accordance with the timeframe stated in Section 7, Lender may at any time prior to receiving the applicable Conversion Shares rescind in whole or in part such Conversion, with a corresponding increase to the Outstanding Balance (any returned amount will tack back to the Purchase Price Date for purposes of determining the holding period under Rule 144). In addition, for each Conversion, in the event that Conversion Shares are not delivered by the Delivery Date, a late fee equal to 2% of the applicable Conversion Share Value rounded to the nearest multiple of $100.00 but with a floor of $500.00 per day (but in any event the cumulative amount of such late fees for each Conversion shall not exceed 200% of the applicable Conversion Share Value) will be assessed for each day after the Delivery Date until Conversion Share delivery is made; and such late fees will be added to the Outstanding Balance (such fees, the “Conversion Delay Late Fees”).

9. Ownership Limitation. Notwithstanding anything to the contrary contained in this Note or the other Transaction Documents, Borrower shall not effect any conversion of this Note to the extent that after giving effect to such conversion would cause Lender (together with its affiliates) to beneficially own a number of shares exceeding 4.99% of the number of Ordinary Shares outstanding on such date (including for such purpose the Ordinary Shares issuable upon such issuance) (the “Maximum Percentage”). For purposes of this section, beneficial ownership of Ordinary Shares will be determined pursuant to Section 13(d) of the 1934 Act. Notwithstanding the forgoing, the term “4.99%” above shall be replaced with “9.99%” at such time as the Market Capitalization is less than $10,000,000.00. Notwithstanding any other provision contained herein, if the term “4.99%” is replaced with “9.99%” pursuant to the preceding sentence, such increase to “9.99%” shall remain at 9.99% unless decreased or waived in writing by Lender as set forth below. By written notice to Borrower, Lender may increase (up to a maximum of 9.99%) or decrease or waive the Maximum Percentage as to itself but any such increase or decrease will not be effective until the 61st day after delivery thereof. The foregoing 61-day notice requirement is enforceable, unconditional and non-waivable and shall apply to all affiliates and assigns of Lender.

10. Restriction on Equity Sales. If at any time after the date that is six (6) months from the Purchase Price Date, Borrower is unable to issue Ordinary Shares to Lender as result of any lock-up or other agreement or restriction prohibiting the issuance of Ordinary Shares for a certain period of time (the “Lock-Up”), then, at Lender’s option, the Outstanding Balance will be increased by three percent (3%) for each thirty (30) day period that Borrower is prohibited from issuing Ordinary Shares (which increase shall be pro-rated for any partial period). For the avoidance of doubt, if Lender elects to increase the Outstanding Balance as set forth in the previous sentence, Lender shall be deemed to have waived its right to call an Event of Default for failure to issue Conversion Shares as a result of the Lock-Up.

11. Sales Limitation. Lender agrees that so long as no Trigger Event has occurred, Lender will limit its sales of Conversion Shares on the open market in any given calendar week to fifteen percent (15%) of the weekly trading volume of the Ordinary Shares on Borrower’s principal trading market for such week (the “Sales Limitation”), unless otherwise authorized by Borrower in writing. In the event Lender breaches such covenant, Borrower’s sole and exclusive remedy shall be the reduction of the Outstanding Balance in an amount equal to the net proceeds Lender received from excess sales in any given week (or payable in cash if this Note has been satisfied in full; provided that Lender’s violation of the Sales Limitation occurred prior to the date that is thirty (30) days after the date the Note is fully satisfied). For the avoidance of doubt, both the Sales Limitation and Borrower’s remedy related to such limitation shall expire thirty (30) days after satisfaction in full of the Note.

12. Opinion of Counsel. In the event that an opinion of counsel is needed for conversion of this Note, Lender has the right to have any such opinion provided by its counsel. Lender shall be responsible to cover costs of all applicable legal opinions and representation letters from its brokers, as may be required to complete the conversion of this Note.

13. Governing Law; Venue. This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the internal laws of the State of Utah, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Utah or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Utah. The provisions set forth in the Purchase Agreement to determine the proper venue for any disputes are incorporated herein by this reference.

14. Arbitration of Disputes. By its issuance or acceptance of this Note, each party agrees to be bound by the Arbitration Provisions (as defined in the Purchase Agreement) set forth as an exhibit to the Purchase Agreement.

15. Cancellation. After repayment or conversion of the entire Outstanding Balance, this Note shall be deemed paid in full, shall automatically be deemed canceled, and shall not be reissued.

16. Amendments. The prior written consent of both parties hereto shall be required for any change or amendment to this Note.

17. Assignments. Borrower may not assign this Note without the prior written consent of Lender. This Note and any Ordinary Shares issued upon conversion of this Note may be offered, sold, assigned or transferred by Lender without the consent of Borrower, so long as such transfer is in accordance with applicable federal and state securities laws.

18. Notices. Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with the subsection of the Purchase Agreement titled “Notices.”

19. Liquidated Damages. Lender and Borrower agree that in the event Borrower fails to comply with any of the terms or provisions of this Note, Lender’s damages would be uncertain and difficult (if not impossible) to accurately estimate because of the parties’ inability to predict future interest rates, future share prices, future trading volumes and other relevant factors. Accordingly, Lender and Borrower agree that any fees, balance adjustments, Default Interest or other charges assessed under this Note are not penalties but instead are intended by the parties to be, and shall be deemed, liquidated damages (under Lender’s and Borrower’s expectations that any such liquidated damages will tack back to the Purchase Price Date for purposes of determining the holding period under Rule 144). Lender shall make no claims for liquidated damages other than those set forth herein.

20. Severability. If any part of this Note is construed to be in violation of any law, such part shall be modified to achieve the objective of Borrower and Lender to the fullest extent permitted by law and the balance of this Note shall remain in full force and effect.

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IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed as of the Effective Date.

BORROWER:

Ostin Technology Group Co., Ltd.

By:	/s/ Tao Ling
Tao Ling, Chief Executive Officer

ACKNOWLEDGED, ACCEPTED AND AGREED:

LENDER:

Streeterville Capital, LLC

By:	/s/ John M. Fife
John M. Fife, President

[Signature Page to Convertible Promissory Note]

ATTACHMENT 1

DEFINITIONS

For purposes of this Note, the following terms shall have the following meanings:

A1. “Closing Bid Price” and “Closing Trade Price” means the last closing bid price and last closing trade price, respectively, for the Ordinary Shares on its principal market, as reported by Bloomberg, or, if its principal market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price (as the case may be) then the last bid price or last trade price, respectively, of the Ordinary Shares prior to 4:00:00 p.m., New York time, as reported by Bloomberg, or, if its principal market is not the principal securities exchange or trading market for the Ordinary Shares, the last closing bid price or last trade price, respectively, of the Ordinary Shares on the principal securities exchange or trading market where the Ordinary Shares is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of the Ordinary Shares in the over-the-counter market on the electronic bulletin board for the Ordinary Shares as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for the Ordinary Shares by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for the Ordinary Shares as reported by OTC Markets Group, Inc., and any successor thereto. If the Closing Bid Price or the Closing Trade Price cannot be calculated for the Ordinary Shares on a particular date on any of the foregoing bases, the Closing Bid Price or the Closing Trade Price (as the case may be) of the Ordinary Shares on such date shall be the fair market value as mutually determined by Lender and Borrower. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during such period.

A2. “DTC” means the Depository Trust Company or any successor thereto.

A3. “DTC/FAST Program” means the DTC’s Fast Automated Securities Transfer program.

A4. “DWAC” means the DTC’s Deposit/Withdrawal at Custodian system.

A5. “DWAC Eligible” means that (a) Borrower’s Ordinary Shares is eligible at DTC for full services pursuant to DTC’s operational arrangements, including without limitation transfer through DTC’s DWAC system; (b) Borrower has been approved (without revocation) by DTC’s underwriting department; (c) Borrower’s transfer agent is approved as an agent in the DTC/FAST Program; (d) the Conversion Shares are otherwise eligible for issuance via DWAC; and (e) Borrower’s transfer agent does not have a policy prohibiting or limiting issuance of the Conversion Shares via DWAC.

A6. “Equity Conditions Failure” means that any of the following conditions has not been satisfied on any given Redemption Date: (a) with respect to the applicable date of determination all of the Conversion Shares would be freely tradable pursuant to an effective registration statement, under Rule 144 or without the need for registration under any applicable federal or state securities laws (in each case, disregarding any limitation on conversion of this Note); (b) the applicable Conversion Shares would be eligible for immediate resale by Lender; (c) no Trigger Event shall have occurred or be continuing hereunder; (d) the average and median daily dollar trading volume of the Ordinary Shares on its principal market for the previous twenty (20) Trading Days is greater than $20,000.00; and (e) the Ordinary Shares are trading on Nasdaq or NYSE.

A7. “Floor Price” means $0.086 (or such lower amount as permitted, from time to time, by Nasdaq or other principal market).

A8. “Fundamental Transaction” means that (a) (i) Borrower or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, consolidate or merge with or into (whether or not Borrower or any of its subsidiaries is the surviving corporation) any other person or entity, or (ii) Borrower or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of its respective properties or assets to any other person or entity, provided that the value of such properties or assets exceeds 25% of the total assets of Borrower and its subsidiaries on a consolidated basis, or (iii) Borrower or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, allow any other person or entity to make a purchase, tender or exchange offer that is accepted by the holders of more than 50% of the outstanding shares of voting stock of Borrower (not including any shares of voting stock of Borrower held by the person or persons making or party to, or associated or affiliated with the persons or entities making or party to, such purchase, tender or exchange offer), or (iv) Borrower or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, consummate a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with any other person or entity whereby such other person or entity acquires more than 50% of the outstanding shares of voting stock of Borrower (not including any shares of voting stock of Borrower held by the other persons or entities making or party to, or associated or affiliated with the other persons or entities making or party to, such stock or share purchase agreement or other business combination), or (v) Borrower or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, reorganize or recapitalize the Ordinary Shares which would materially adversely affect Borrower’s ability to repay the Note, other than an increase in the number of authorized shares of Borrower’s Ordinary Shares and reclassification of the Ordinary Shares that does not result in either a change in management or control of Borrower, or (b) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the 1934 Act and the rules and regulations promulgated thereunder) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of 50% of the aggregate ordinary voting power represented by issued and outstanding voting stock of Borrower. For the avoidance of doubt, Company or any if its subsidiaries entering into a definitive agreement that contemplates a Fundamental Transaction will be deemed to be a Fundamental Transaction.

Attachment 1 to Convertible Promissory Note, Page 1

A9. “Major Trigger Event” means any Trigger Event occurring under Sections 4.1(a) - 4.1(j).

A10. “Mandatory Default Amount” means the Outstanding Balance following the application of the Trigger Effect.

A11. “Market Capitalization” means a number equal to (a) the average VWAP of the Ordinary Shares for the immediately preceding fifteen (15) Trading Days, multiplied by (b) the aggregate number of issued and outstanding Ordinary Shares as reported on Borrower’s most recently filed Form 20-F or other SEC filings containing the number of issued and outstanding Ordinary Shares.

A12. “Maximum Monthly Redemption Amount” means the lower of (i) $500,000.00 per calendar month, or (ii) the Outstanding Balance as of such Redemption Date.

A13. “Minor Trigger Event” means any Trigger Event that is not a Major Trigger Event.

A14. “Minimum Monthly Amortization Amount” means $200,000.00.

A15. “Other Agreements” means, collectively, all existing and future agreements and instruments between, among or by Borrower (or it subsidiary), on the one hand, and Lender (or an affiliate), on the other hand.

A16. “Outstanding Balance” means as of any date of determination, the Purchase Price, as reduced or increased, as the case may be, pursuant to the terms hereof for payment, Conversion, offset, or otherwise, the Transaction Expense Amount, accrued but unpaid interest, collection and enforcements costs (including reasonable attorneys’ fees) incurred by Lender, transfer, stamp, issuance and similar taxes and fees related to Conversions, and any other fees or charges (including without limitation Conversion Delay Late Fees) incurred under this Note.

A17. “Purchase Price Date” means the date the Purchase Price is delivered by Lender to Borrower.

A18. “Redemption Conversion Price” means eighty percent (80%) multiplied by the lowest daily VWAP during the ten (10) Trading Days immediately preceding the applicable measurement date, subject to the Floor Price.

A19. “Trading Day” means any day on which Borrower’s principal market is open for trading.

A20. “Trigger Effect” means multiplying the Outstanding Balance as of the date the applicable Trigger Event occurred by (a) fifteen percent (15%) for each occurrence of any Major Trigger Event, or (b) five percent (5%) for each occurrence of any Minor Trigger Event, and then adding the resulting product to the Outstanding Balance as of the date the applicable Trigger Event occurred, with the sum of the foregoing then becoming the Outstanding Balance under this Note as of the date the applicable Trigger Event occurred; provided that the Trigger Effect may only be applied three (3) times hereunder with respect to Major Trigger Events and three (3) times hereunder with respect to Minor Trigger Events; and provided further that the Trigger Effect shall not apply to any Trigger Event pursuant to Section 4.1(k) hereof. Notwithstanding the foregoing, the application of the Trigger Effects will be capped at twenty-five (25%) in the aggregate.

A21. “VWAP” means the volume weighted average price of the Ordinary Shares on the principal market for a particular Trading Day or set of Trading Days, as the case may be, as reported by Bloomberg.

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Attachment 1 to Convertible Promissory Note, Page 2

EXHIBIT A

Streeterville Capital, LLC

303 East Wacker Drive, Suite 1040

Chicago, Illinois 60601

Ostin Technology Group Co., Ltd.	Date: _________

Attn: Tao Ling, Chief Executive Officer

Building 2, 101/201

1 Kechuang Road

Qixia District, Nanjing

Jiangsu Province, China 210046

REDEMPTION NOTICE

The above-captioned Lender hereby gives notice to Ostin Technology Group Co., Ltd., a Cayman Islands exempted company (the “Borrower”), pursuant to that certain Convertible Promissory Note made by Borrower in favor of Lender on June 21, 2024 (the “Note”), that Lender elects to redeem a portion of the Note in Redemption Conversion Shares or in cash as set forth below. In the event of a conflict between this Redemption Notice and the Note, the Note shall govern, or, in the alternative, at the election of Lender in its sole discretion, Lender may provide a new form of Redemption Notice to conform to the Note. Capitalized terms used in this notice without definition shall have the meanings given to them in the Note.

REDEMPTION INFORMATION

A.	Redemption Date: ____________, 202_
B.	Redemption Amount: ____________
C.	Portion of Redemption Amount to be Paid in Cash: ____________
D.	Portion of Redemption Amount to be Converted into Ordinary Shares: ____________ (B minus C)
E.	Redemption Conversion Price: _______________
F.	Redemption Conversion Shares: _______________ (D divided by E)
G.	Remaining Outstanding Balance of Note: ____________ *

* Subject to adjustments for corrections, defaults, interest and other adjustments permitted by the Transaction Documents (as defined in the Purchase Agreement), the terms of which shall control in the event of any dispute between the terms of this Redemption Notice and such Transaction Documents.

Please transfer the Redemption Conversion Shares, if applicable, electronically (via DWAC) to the following account:

Broker:	Address:
DTC#:
Account #:
Account Name:

To the extent the Redemption Conversion Shares are not able to be issued to Lender electronically via the DWAC system, issue and deliver all such certificated shares to Lender via reputable overnight courier after receipt of this Redemption Notice (by facsimile transmission or otherwise) to:

Exhibit A to Convertible Promissory Note, Page 1

Sincerely,

Lender:

Streeterville Capital, LLC

By:
John M. Fife, President

Exhibit A to Convertible Promissory Note, Page 2